Exhibit 10.6

Array Technologies, Inc.

3901 Midway Place N.E.

Albuquerque, NM 87109

Tuesday, August 7, 2018

Stuart Bolland

Dear Mr. Bolland:

It is a pleasure to extend to you an offer of employment with Array Technologies, Inc., a New Mexico corporation (the “Company”). I look forward to your contribution and success as Vice President, Integrated Supply Chain of the Company.

By accepting this offer (subject to Section 1 below), you agree to devote your full business time and attention to the business of the Company and to faithfully, diligently and competently perform your duties hereunder. During your employment with the Company, you shall have the normal duties, responsibilities, functions and authority customarily exercised by the VP, Integrated Supply Chain of a company of similar size and nature as the Company, subject to the power and authority of the Company to expand or limit such duties, responsibilities, functions and authority. While employed by the Company, you agree not to serve as an officer, director, employee, consultant or advisor to any other business without the Company’s prior written consent.

The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer (subject to Section 1 below).

1.	Commencement of Employment Term

Your term of employment with the Company will commence on August 27, 2018.

2.	Salary

Your annual base salary (as adjusted from time to time, “Salary”) during your employment with the Company will be $263,000, paid periodically in accordance with the Company’s normal payroll practice for salaried employees. For any partial years of employment, the Salary shall be prorated on an annualized basis.

3.	Bonus

Your annual bonus target (as adjusted from time to time, “Bonus”) will be $105,200 (40% of your salary), and will be based on the Company performance metrics in addition to your individual performance. Bonuses are awarded at the sole discretion of the Company.

4.	Equity Incentives.

In further consideration of your employment, the Company will grant you 702,632 Class B Units (“Profits Interest Units”) of ATI Investment Parent, LLC, a Delaware limited liability company and ultimate parent of the Company (“Holdings”), upon your execution and delivery of a unit grant agreement (and the additional agreements contemplated therein) satisfactory to Holdings. Profits Interest Units will vest as follows: 175,657.9 Profit Interest Units (one fourth of the grant) on the first anniversary of the execution and delivery of the unit grant agreement, and 14,638.16 Profit Interest Units (one forty-eighth of the grant) each month over the subsequent 36 months, such that the Profits Interest Units will become fully vested by the end of the 48th month, provided, however, that no Profit Interest Units shall vest if you are no longer employed by the Company.

5.	Benefits

During your employment with the Company, you will be entitled to participate in each of the benefit plans made available by the Company to its salaried employees, on terms no less favorable than those applicable to other salaried employees. Participation in Company benefit plans will be governed by and subject to the terms, conditions and overall administration of such plans.

6.	Vacation: Paid Time Off

During your employment with the Company, you will be entitled to 20 days of paid time off per calendar year, accrued on a pro rata basis and available throughout a calendar year, and you shall be entitled to holidays normally paid by the Company, in each case in accordance with the Company’s policies and subject to the Company’s employee handbook, as the same may be modified from time to time. Nothing stated herein shall be interpreted to conflict with applicable wage laws requiring the payment of all accrued but unpaid paid time off at the time employment is terminated for any reason.

7.	Reimbursement of Expenses

During your employment with the Company, the Company will reimburse you for all reasonable travel and other expenses incurred in performing duties and responsibilities under this letter agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. All of the Company’s reimbursement obligations pursuant to this Section 7 shall be subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, Company shall reimburse you for up to $15,000 of documented, pre-approved moving expenses (grossed up to account for tax deductions, such that $15,000 shall be the net amount remitted to you).

8.	At Will Employment

We anticipate and are hopeful of a long and fruitful relationship. Your employment by the Company will be “at will,” meaning that you and the Company may terminate your services at any time for any reason or no reason and without prior notice, except as set forth herein.

9.	Confidential Information, Non-Solicitation, Non-Disparagement

By your acceptance of this letter agreement, you agree to abide by the “Confidential Information, Non-Disparagement and Non-Solicitation Terms” attached hereto as Exhibit A, which are incorporated herein by reference.

10.	Termination

If your employment is terminated by the Company without Cause or if you resign with Good Reason (each as defined below), you may receive a severance payment equal to three months base salary (the “Severance Payment”). You shall be entitled to the Severance Payment (i) if and only if (A) you execute and deliver to the Company a general release in a form substantially similar to the form attached hereto as Exhibit B (the “General Release”) and the General Release has become effective and no longer subject to revocation no later than sixty (60) days following the termination of your employment and (B) the General Release has not been breached, and (ii) only so long as you have not breached the provisions of the General Release or breached any of the provisions of the attached “Confidential Information, Non-Disparagement, and Non-Solicitation Terms” and you have not applied for unemployment compensation chargeable to the Company or any Company affiliate during the Severance Period. You shall not be entitled to any other salary, compensation or benefits after termination of your employment, except as specifically provided in the Company’s employee benefit plans, or as required by applicable law. Any Severance Payment owed to you hereunder will be paid by the Company in a lump sum. The Company will make that lump sum payment on the Company’s first scheduled payment date following the date that the General Release has become effective and is no longer subject to revocation; provided, however, that any portion of the Severance Payment that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid or provided until the sixtieth (60th) day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A.

“Cause” means with respect to you one or more of the following: (i) failure to achieve at least 70% of your annual GM target in any calendar year; (ii) the commission of a felony or other crime involving moral turpitude or the bonus of any other act or omission involving dishonesty or fraud with respect to the Company or any Company affiliate or any of their customers, vendors or suppliers, (iii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iv) substantial and repeated failure to perform duties as reasonably directed by the Company after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any Company affiliate, (vi) a willful and material failure to observe policies or standards approved by the Company regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice or (vii) any breach by you of any non-competition, non-solicitation, no-hire or confidentiality covenant between you and the Company or any Company affiliate or any material breach by you of any other provision of this letter agreement or any other agreement to which you and the Company or any Company affiliate are parties, after notice of such breach and, if curable, an opportunity to permanently cure such breach within 30 days of such notice.

“Good Reason” means with respect to you: (i) a material reduction in your Salary without your consent, or (ii) a relocation of your principal place of employment, without your consent, to a location more than 50 miles from your then-current principal place of employment; provided that, in any case, (x) written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder, (y) the Company shall have 30 days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination, and, if the Company cures such occurrence within such 30-day period, there shall be no Good Reason, and (z) you must actually resign within 90 days following the event constituting Good Reason.

If your employment is terminated due to your resignation without Good Reason, your disability or death or your termination by the Company for Cause, or for any other reason, the Company’s obligations hereunder shall immediately cease, except that you or your estate will be entitled to receive accrued salary and benefits through the date of termination. You will be considered physically or mentally disabled if you are unable, as determined by a physician acceptable to the Company, to perform your job functions for a period aggregating 90 days during any twelve-month period, subject to the provisions of applicable law. For the avoidance of doubt, if your employment is terminated due to any of the reasons described in this paragraph, you understand that you will not be entitled to any Severance Payment from the Company, you will not be entitled to any Bonus (except for any Bonus which is attributable to the fiscal year preceding the year of your termination and which had not been paid to you as of the date of your termination), and any equity award which you received from the Company but has not yet vested at the time of your termination (including any unvested portion of the initial equity award described in Section 4 above) will be forfeited.

11.	Representations

You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this letter agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any person or entity other than the Company (except for confidentiality agreements disclosed to the Company prior to the date hereof, none of which would in any way limit your abilities to perform your duties to the Company), and (iii) upon the execution and delivery of this letter agreement by the Company, this letter agreement shall be the valid and binding obligation of yours, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity). You hereby acknowledge and represent that you have consulted with independent legal counsel regarding your rights and obligations under this letter agreement and that you fully understand the terms and conditions contained herein.

12.	Corporate Opportunities

You shall submit to the Company all business, commercial and investment opportunities or offers presented or otherwise made available to you or of which you become aware at any time during the period of your employment which relate to the business of the Company or any Company affiliate (“Corporate Opportunities”). Unless approved by the Company, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf or on behalf of any party other than the Company or any Company affiliate.

13.	Cooperation

During the period of your employment and thereafter, you shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including by being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules and terms that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this provision, the Company shall pay your reasonable travel and other out-of-pocket expenses related to such cooperation (such as lodging and meals) upon submission of invoices.

14.	U.S. Income Tax Rule Compliance

All payments under this letter agreement are stated in gross amounts and shall be subject to customary withholding and other amounts required by law to be withheld. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to you any federal, state, local or foreign withholding taxes, excise taxes or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from the Company or your ownership interest in Parent (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company does not make such deductions or withholdings, you shall indemnify the Company for any amounts paid with respect to any such Taxes.

15.	Deferred Compensation Provisions

Notwithstanding any other provision herein: (a) the parties hereto intend that payments and benefits under this letter agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith or exempt therefrom; (b) for all purposes of this letter agreement, references herein to “termination,” “termination of the period or employment,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A; (c) in the event that you are a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A; (d) for purposes of Section 409A, your right to receive any installment payment pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments; (e) in no event shall any payment under this letter agreement that constitutes nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, be subject to offset unless otherwise permitted by Section 409A; (f) to the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (g) payments made in accordance with the Company’s normal payroll practices shall be made within thirty (30) days of each payroll date pursuant to the payroll schedule in effect on the Start Date.

The Company makes no representation to you regarding the taxation of the compensation and benefits under this letter agreement, including, but limited to, the tax effects of Section 409A, and you shall be solely responsible for the taxes imposed upon you with respect to your compensation and benefits under this letter agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

16.	General

This letter agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The language used in this letter agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Mexico, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico. Each party agrees to commence any action, suit or contemplated hereby in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. No amendment, modification or waiver of this letter agreement shall be effective unless set forth in a written instrument executed by the Company and you. You may not assign your rights or obligations hereunder without the prior written consent of the Company.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (i) five business days after being sent by first class mail, return receipt requested, postage prepaid, (ii) one business day after being sent by reputable overnight courier, (iii) upon personal delivery, or (iv) when sent by facsimile or email, if sent prior to 6:00 p.m. Pacific Time on a business day (or else on the next following business day), in each case to the addresses, facsimile numbers and email addresses set forth below (provided that a party may change his or its notice information by providing written notice to the other party in accordance with the foregoing provisions of this paragraph):

Notices to you:

Stuart Bolland
####
####
####

Notices to the Company:

Array Technologies, Inc. 3901 Midway Place NE
Albuquerque, NM 87109
Facsimile:	####
Email:	####
Attention:	####

My colleagues at the Company and I look forward to commencing what we believe will be a productive and mutually rewarding collaboration.

Please confirm your acceptance of this offer by signing below, returning the original to me, and keeping a copy for yourself.

Sincerely yours,

Array Technologies, Inc.

By:	/s/ Robert Bellemare
Name:	Robert Bellemare
Title:	COO

I accept the above offer of employment and agree to be bound by the terms of this letter agreement.

/s/ Stuart Bouand
Stuart Bouand